CORPORATE CUSTODY ACCOUNT
                                OF
                         The Copley Fund, Inc.
                          (the "Investor")

                              WITH
                         FLEET NATIONAL BANK
                           (the "Bank")

We wish to establish a Custody Account with the Bank to consist of the securities, cash or other property deposited with the Bank at any time under this agreement, including proceeds and reinvested income from such property. The Account is to be administered in accordance with this agreement and the accompanying instructions. Schedule A, containing account information about us and certain instructions by us regarding the Account, is attached hereto and made a part of this agreement.

It is understood that the Bank will hold and safekeep the assets of the Account as custodian, and will endeavor to carry out such directions as we communicate to the Bank with respect to the Account.

                        TERMS AND CONDITIONS

SERVICES In accordance with this agreement, the Bank will perform the following services:

                1. Hold in a safe place all cash and securities delivered to it for deposit in this Account. The Bank will not be responsible for these assets until it or its agent has actually received them, and shall not be responsible for determining whether these securities are subject to calls or other such actions prior to receipt of the securities by the Bank.

                2.  Maintain records of income and principal transactions.

                3. Provide us with a written report setting forth all income and principal transactions and a list of all assets held in the Account as instructed in Schedule A or as later instructed.

                4. Collect all interest and dividend income from the cash and securities deposited in the Account. After this income is collected and after payment of any charges against it, the income should be accumulated or paid to us as instructed in Schedule A or as later instructed.

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

                5. We acknowledge receipt of a prospectus describing certain Galaxy short-term investment funds listed on Schedule A hereto (the "Funds"). On Schedule A, we have chosen either a money market deposit account at the Bank or an affiliate of the Bank or one of the Funds as an investment medium for monies in our Account awaiting further investment or distribution. We understand that the Funds are advised by Fleet/Norstar Investment Advisors Inc., an affiliate of the Bank, which receives a management fee therefor as disclosed in the prospectus we have received.

                    We understand that the Bank does not sponsor or distribute the Funds and Investment Portfolios available under Galaxy. Their distributor is, and is expected in the future to be, an independent, unaffiliated company, presently SMA Equities, Inc. Because the Funds and Investment Portfolios are not bank deposits, they are not backed or guaranteed by any bank nor are they insured by the FDIC or any other federal agency.

                    The consent and direction in this paragraph 5 are in addition to the authority given to the Bank below under "AUTHORITY", paragraph 5.

                6. If we request, arrange to have provided to us at no additional cost, within five business days of the purchase or sale of securities for the Account through a broker or dealer, a detailed written confirmation of such purchases and sales.

                7. Notify us by its regular report of assets held in the account or otherwise, of notice received by the Bank of any stock dividends, rights, warrants, reorganizations, bond and preferred stock redemptions, and bond maturities and defaults, and collect the proceeds of securities redeemed or matured.

AUTHORITY       We understand that, in accordance with the terms and
                conditions of this Account, the Bank will have authority to do the following:

                1. Register our securities in the name of the Bank's nominees or the nominees of any securities depository in which our securities may be held.

                2. Forward proxies to us for voting unless otherwise instructed in Schedule A or by later instruction. The Bank shall cause to be forwarded to us other shareholder reports and communications.

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
                3. Make purchases and sales of securities or other assets as we direct at such prices and on such terms as it determines to be advisable. In effecting such purchases and sales, the Bank may utilize the services of a registered broker or dealer owning or owned by or under common ownership or control with the Bank. Such broker or dealer (including any affiliated broker or dealer) may receive the usual commission or mark-up earned on such transactions without further or more specific authority from us. In the event that an affiliated broker or dealer is employed, the commission or mark-up received by such broker or dealer shall not be greater than that which would be charged to the most favored but unaffiliated customers of such broker or dealer.

                4. Sell or exercise rights or sell full or fractional shares of stock dividends without our consent.

                5. Invest cash in interest bearing accounts, certificates of deposit, commercial paper, Treasury Bills, master notes, money market instruments (including, without limitation, certificates of deposit and interest bearing accounts of banks owned by or owning, or under common ownership or control with the Bank and shares of money market and other mutual funds for which the Bank or any such affiliate is receiving management, administrative or advisory compensation) and withdraw or liquidate as needed for any purpose under this agreement.

                    In addition, unless we affirmatively indicate to the contrary, utilize money market and other mutual funds whose investment managers have offered to compensate the Bank (and other institutions) for management, administrative or advisory services at a fractional percentage of net assets, in recognition of the fact that the Bank will perform shareholder servicing functions which they would otherwise have to perform themselves if we invested with them individually rather than through the Bank.

                6. Deliver against payment matured or redeemed securities held in the Account. The Bank is authorized also to exchange securities in temporary form for securities in permanent form, and to surrender old certificates for new or overstamped certificates evidencing a change in par value or corporate name. If securities in the Account are in a class of securities subject to a partial call, the Bank is authorized to determine the amount of securities in the Account subject to the call by lottery or other accepted industry practice.

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

INVESTMENT
AND
ADMINISTRATIVE
MATTERS             We understand that:

                1.  Fees and Expenses:

                    (a) The fees for handling our Account will be computed in accordance with the Bank's Schedule of Fees as presently in effect and as may be amended from time to time. Receipt of a copy of the current Schedule of Fees is hereby acknowledged. If such is amended or superseded by a new schedule, the Bank will send us a revised copy of the new schedule, which may become effective ten days after it is mailed to us.

                    (b) Expenses incurred by the Bank in connection with the Account may be charged to the Account as and when incurred.

                    (c) Compensation shall be charged as instructed in Schedule A or as later instructed.

                2.  Termination of Account:

                    The Account may be terminated by either party at any time, upon delivering written notice of the termination to the other, with the limitation that the Bank shall be entitled to thirty days notice. In case of termination, the fees for the final period will be determined in accordance with the fee schedule in effect at the time of termination.

                3.  Actions by the Bank:

                    (a) All actions taken by the Bank under this agreement shall be for our Account and risk. The Bank shall not have any liability or responsibility for any loss or reduction in value, or lack of or reduction in income resulting from its compliance with any direction from us. The Bank shall not be required to comply with any direction to purchase any securities unless there is sufficient cash in the Account at the time, or with any direction to sell any securities unless such securities are held in the Account at that time in deliverable form. In addition, the Bank shall not have any liability for failure to comply with any direction given by us or an instruction contained in this agreement if, in good faith, it has tried to comply with such direction or instruction. The Bank may accept instructions from persons purporting to be the persons authorized under this agreement, without independent investigation. We shall be responsible for obtaining and providing to the Bank any documents required to sell or otherwise transfer nonnegotiable assets such as restricted securities and interests in partnerships and closely held corporations

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


                    (b) The Bank may invest Account assets in securities not accompanied by a prospectus and may purchase securities from the Bank or from banks or other corporations owning or owned by or under common ownership or control with the Bank. The sellers of such securities may make a profit on the sale.

                    (c) The Bank does not have any obligation to review the securities and other property at any time held in the Account.

                    (d) The Bank does not have any obligation to advise us or recommend to us the purchase, retention, sale, or exchange of any securities or other property at any time, unless provided for by a separate written agreement between us.

                4. The rights and obligations of the Bank under this agreement (a) shall pass automatically to any bank or trust company into or with which the Bank merges, and
                    (b) may be transferred by the Bank to any other bank or trust company owning the Bank or owned by or under common ownership or control with the Bank.

                5. We hereby agree to furnish the Bank promptly upon request with all necessary stock and bond powers and other required documents, including corporate resolutions.

                6. It is hereby certified that the officer executing this agreement on behalf of the Investor is authorized to do so by the Board of Directors, and that a certified copy of the authorizing resolution or by-law will be supplied to the Bank forthwith.

                7. This agreement is to be governed by the laws of the State of Rhode Island.

DATED:  January 27, 1992        INVESTOR NAME:  COPLEY FUND, INC.


                                BY:  /s/ Irving Levine, President
                                         Irving Levine, President

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